CONTACTS:

Larry Firestone Executive Vice President, CFO lawrence.firestone@aei.com 970-407-6570	Cathy Kawakami Director, Investor Relations cathy.kawakami@aei.com 970-407-6732
FOR IMMEDIATE RELEASE
ADVANCED ENERGY ANNOUNCES 2006 THIRD QUARTER FINANCIAL RESULTS
Gross margin increases to 43.7%, cash increases $22.7 million sequentially
Fort Collins, Colo., October 25, 2006 — Advanced Energy Industries, Inc. (Nasdaq: AEIS) today announced financial results for the third quarter ended September 30, 2006.
Sales were $107.7 million for the third quarter of 2006, up 3.0% compared to $104.6 million for the second quarter of 2006, and up 36.7% compared to $78.8 million for the third quarter of 2005. Gross profit was $47.0 million, or 43.7% of sales, compared to $44.8 million, or 42.8% of sales, in the second quarter of 2006, and $28.9 million, or 36.7% of sales in the third quarter of 2005.
Third quarter 2006 income from operations was $18.3 million or 17.0% of sales, compared to $19.2 million, or 18.4% of sales, in the second quarter of 2006. This compares to third quarter 2005 income from operations of $2.2 million, or 2.8% of sales. Third quarter 2005 income from operations includes a $3.0 million litigation settlement expense.
Third quarter 2006 net income was $17.0 million, or $0.38 per diluted share, compared to $18.2 million, or $0.40 per diluted share, in the second quarter of 2006, and compared to a net loss of $3.9 million, or a net loss of $0.10 per share in the third quarter of 2005.
Dr. Hans Betz, president and chief executive officer of Advanced Energy, said, “Sales continued at record levels in the third quarter, driven by continued strength in sales to semiconductor and advanced products customers. Within the advanced products category, sales to solar panel customers increased 42% sequentially as our strategy to grow our presence in this market continues to progress. Our operational focus drove additional efficiency gains, highlighted by a 90 basis point sequential improvement in gross margin. Cash increased by $22.7 million in the third quarter.”
Dr. Betz continued, “As you have seen from our guidance, following four quarters of increasing sales to the semiconductor industry, we expect semiconductor levels to decrease modestly in the fourth quarter as semiconductor manufacturers carefully manage inventory levels. We expect growing demand in our emerging

Advanced Energy Reports Third Quarter 2006 Results — Page 2
October 25, 2006
markets, such as solar and architectural glass, as these markets continue their capital investment cycle to adopt leading edge technology. We will leverage the strength of our financial model, combined with technology innovation and optimized global operations, to pursue an expanding set of opportunities within core and emerging markets.”
Fourth Quarter 2006 Guidance
The Company anticipates fourth quarter sales in the range of $101 million to $105 million, and earnings per share in the range of $0.33 to $0.36.
Third Quarter 2006 Conference Call
Management will host a conference call today, Wednesday, October 25, 2006 at 5:00 pm Eastern to discuss Advanced Energy’s financial results. You may access this conference call by dialing 888-713-4717. International callers may access the call by dialing 706-679-7720. For a replay of this teleconference, please call 706-645-9291, and enter the pass code 7811538. The replay will be available through November 1, 2006. There will also be a webcast available on the Investor Relations webpage at http://ir.advanced-energy.com.
About Advanced Energy
Advanced Energy is a global leader in the development and support of technologies critical to high-technology, high-growth manufacturing processes used in the production of semiconductors, flat panel displays, data storage products, solar cells, architectural glass, and other advanced product applications.
Leveraging a diverse product portfolio and technology leadership, Advanced Energy creates solutions that maximize process impact, improve productivity and lower the cost of ownership for its customers. This portfolio includes a comprehensive line of technology solutions in power, flow, thermal management, and plasma and ion beam sources for original equipment manufacturers (OEMs) and end-users around the world.
Advanced Energy operates in regional centers in North America, Asia and Europe and offers global sales and support through direct offices, representatives and distributors. Founded in 1981, Advanced Energy is a publicly held company traded on the Nasdaq Global Market under the symbol AEIS. For more information, please visit our corporate website: www.advanced-energy.com.

Advanced Energy Reports Third Quarter 2006 Results — Page 3
October 25, 2006
This press release contains certain forward-looking statements, including the company’s expectations with respect to Advanced Energy’s financial results for the fourth quarter of 2006 as well as other matters discussed in this news release that are not purely historical data. Forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to: the volatility and cyclicality of the industries we serve including the semiconductor capital equipment and flat panel display industries, the timing of orders received from our customers, our ability to realize cost improvement benefits from the manufacturing initiatives underway, and unanticipated changes to our estimates, reserves or allowances. These and other risks are described in Advanced Energy’s Form 10-K, Forms 10-Q and other reports and statements filed with the Securities and Exchange Commission. These reports and statements are available on the SEC’s website at www.sec.gov. Copies may also be obtained from Advanced Energy’s website at www.advanced-energy.com or by contacting Advanced Energy’s investor relations at 970-221-4670. Forward-looking statements are made and based on information available to us on the date of this press release. The company assumes no obligation to update the information in this press release.
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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2006	2005	2006	2006	2005
Sales	$107,688	$78,757	$104,571	$306,209	$245,095
Cost of sales	60,674	49,835	59,811	175,885	158,205

Gross profit	47,014	28,922	44,760	130,324	86,890
Operating expenses:
Research and development	11,345	9,610	10,804	32,608	30,085
Selling, general and administrative	16,856	13,421	14,241	45,502	39,960
Amortization of intangible assets	453	504	453	1,383	1,569
Restructuring charges	31	210	31	91	2,540
Litigation settlement	—	3,000	—	—	3,000

Total operating expenses	28,685	26,745	25,529	79,584	77,154

Income from operations	18,329	2,177	19,231	50,740	9,736

Other income (expense), net	1,044	(4,796)	741	3,617	(7,602)

Income from continuing operations before income taxes	19,373	(2,619)	19,972	54,357	2,134
Provision for income taxes	(2,381)	(1,584)	(1,947)	(6,580)	(3,543)

Income from continuing operations	16,992	(4,203)	18,025	47,777	(1,409)

Gain on sale of discontinued assets	—	—	138	138	2,645
Results of discontinued operations	—	312	—	—	1,556

Income from discontinued operations	—	312	138	138	4,201

Net income	$16,992	$(3,891)	$18,163	$47,915	$2,792

Net income per basic share
Income from continuing operations	$0.38	$(0.11)	$0.40	$1.07	$(0.04)
Income from discontinued operations	$—	$0.01	$—	$—	$0.12
Basic earnings per share	$0.38	$(0.10)	$0.41	$1.07	$0.08

Net income per diluted share
Income from continuing operations	$0.38	$(0.11)	$0.40	$1.06	$(0.04)
Income from discontinued operations	$—	$0.01	$—	$—	$0.12
Diluted earnings per share	$0.38	$(0.10)	$0.40	$1.06	$0.08

Basic weighted-average common shares outstanding	44,762	38,366	44,704	44,679	34,639
Diluted weighted-average common shares outstanding	45,166	38,366	45,108	45,168	34,932

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands)

	September 30,	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$52,789	$52,874
Marketable securities	63,939	6,811
Accounts receivable, net	74,864	68,992
Inventories	58,079	56,199
Other current assets	5,463	6,773

Total current assets	255,134	191,649
Property and equipment, net	33,602	39,294
Deposits and other	1,829	3,808
Goodwill and intangibles, net	68,720	69,843
Customer service equipment, net	1,476	2,407
Deferred income tax assets, net	6,109	3,116

Total assets	$366,870	$310,117

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$19,669	$22,028
Other accrued expenses	31,273	23,977
Current portion of capital leases and senior borrowings	616	2,011

Total current liabilities	51,558	48,016
Long-term liabilities:
Capital leases and senior borrowings	226	2,179
Other long-term liabilities	1,690	2,492

Total long-term liabilities	1,916	4,671
Total liabilities	53,474	52,687
Stockholders’ equity	313,396	257,430

Total liabilities and stockholders’ equity	$366,870	$310,117